Michael Wellesley-Wesley President and Chief Executive Officer (631) 845-2000 mww@chyron.com	Jerry Kieliszak Senior Vice President and Chief Financial Officer (631) 845-2000 jerryk@chyron.com

CHYRON CORPORATION REPORTS FIRST QUARTER 2007 RESULTS

MELVILLE, N.Y. - MAY 9, 2007 - Chyron Corporation (OTCBB: CYRO.OB), a leading developer of hardware and software products serving the broadcast graphics and digital information display industries, announced its results of operations for the first quarter of 2007.

Revenue for the first quarter ended March 31, 2007 was $6.5 million, 35 percent higher than the $4.8 million reported for the first quarter of 2006. As compared to the first quarter of 2006, broadcast graphics revenue of $6.2 increased 35 percent and digital displays revenue of $0.3 million increased 28 percent. Net profit for the first quarter was $44,000, or $0.00 per share, as compared to 2006's first quarter net loss of $511,000, or $0.01 per share.

Michael Wellesley-Wesley, Chyron President and C.E.O., commented, "I have stated previously that 2007 is the year that Chyron must deliver strong revenue growth and in that regard our first quarter year over year revenue gain of 35% represents a promising start. We now have to build upon this through the balance of the year. In 2006, we focused resources on developing many of the new products we launched at NAB in April. These products were very well received by our customers and I am hopeful that demand for these products will result in above trend revenue gains through 2007 and beyond. We expect to gain market share both domestically and internationally and with the launch of our channel branding and mobile products we now address a significantly enlarged market opportunity overall."

"The first quarter has historically been one of the weaker trading periods of our year. I am, therefore, reasonably satisfied with net income of $44,000 as compared with a loss of $511,000 in the first quarter of 2006. However, on the assumption that our revenue growth begins to materialize through the balance of 2007 as anticipated, the operating leverage inherent in our business model should result in profit increases providing we maintain our gross margin at current levels and continue to keep a tight rein on operating expenses," added Mr. Wellesley-Wesley.

Gross margins improved to 68 percent for first quarter 2007 as compared to 65 percent for the comparable prior year's quarter. Operating expenses for the first quarter were $4.4 million, up $0.7 million from the first quarter of 2006, with $0.5 million of the increase in selling, general and administrative costs, up 18 percent, and $0.2 million of the increase in research and development costs, up 22 percent. Operating profit for the quarter was $16,000, which is the net of an operating profit of $570,000 for the broadcast graphics portion of the business and an operating loss of $554,000 for the digital display portion of the business.

Webcast of Earnings Conference Call

Chyron Corporation management will host a conference call on Thursday, May 10, 2007, at 12:00 PM eastern time, to review the quarter's results. Participants using the telephone should dial (866) 203-2528 (U.S. and Canada) or (617) 213-8847 (International) and refer to passcode 87749329. Web participants are encouraged to go to either www.chyron.com or www.earnings.com at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. The replay numbers and passcode are (888) 286-8010 (U.S. and Canada) or (617) 801-6888 (International) and refer to passcode 71467367; the online archives will be available on both sites shortly after the conclusion of the call. Each replay will continue for seven days, through May 17th.

Chyron Corporation

With unwavering clarity of vision, Chyron continues to define and dominate the world of broadcast graphics. Winner of numerous awards, including two Emmys, Chyron has proven itself as the undisputed leader in the industry. From the entry-level MicroX to the HD/SD-switchable HyperX2 with Lyric PRO, Chyron's exceptional product line brings unmatched, 2D and 3D graphics creation and performance to the most demanding studio and mobile operations. Rounding out Chyron's graphics offerings are still and clip servers, channel branding and telestration systems, graphic asset management and XMP integration solutions and the award-winning WAPSTR mobile phone newsgathering application. The ChyTV product line leverages Chyron's broadcast expertise with video graphics devices for microcasting and digital displays. Chyron holds a patent on technology that enables the integration of live television graphics data with a broad range of interactive media platforms and consumer electronics devices. With over 40 years of experience, Chyron has a unique history of service and support for its products that far exceeds that of most manufacturers. For more information about Chyron products and services, please visit the company websites at www.chyron.com and www.chytv.com (OTC BB:CYRO.OB).

Forward-looking Statement

From time to time, including in this press release, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, changes in the industry, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company's business include, without limitation, the following: product concentration in a mature market, dependence on the emerging digital market and the industry's transition to DTV and HDTV, consumer acceptance of DTV and HDTV, resistance within the broadcast or cable industry to implement DTV and HDTV technology, use and improvement of the Internet, new technologies that could render certain Chyron products to be obsolete, a highly competitive environment, competitors with significantly greater financial resources, new product introductions by competitors, seasonality, fluctuations in quarterly operating results, ability to maintain adequate levels of working capital, the viability of the OTC Bulletin Board as a trading platform and expansion into new markets.

- TABLES FOLLOW -

CHYRON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2007	2006

Net sales	$ 6,529	$ 4,843
Gross profit	4,408	3,167
Operating expenses:
Selling, general and administrative	3,261	2,767
Research and development	1,131	903
Total operating expenses	4,392	3,670
Operating income (loss)	16	(503)
Interest and other income (expense), net	28	(8)
Net income (loss)	44	(511)

Net income (loss) per common share -
basic and diluted:	$0.00	$(0.01)

Weighted average number of common and
common equivalent shares outstanding -
Basic	45,651	41,380
Diluted	47,963	41,380

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In U.S. dollar thousands)

	March 31,	December 31,
	2007	2006
Assets:
Cash and cash equivalents	$ 2,856	$ 2,362
Accounts receivable, net	4,053	4,130
Inventories, net	2,852	2,958
Deferred taxes	270	270
Other current assets	342	334
Total current assets	10,373	10,054
Non-current assets	2,549	2,449
Total assets	$12,922	$12,503

Liabilities and shareholders' equity:
Current liabilities	$ 5,373	$ 5,005
Non-current liabilities	1,964	2,029
Total liabilities	7,337	7,034

Shareholders' equity	5,585	5,469
Total liabilities and shareholders' equity	$12,922	$12,503

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